Exhibit 99.1

FOR IMMEDIATE RELEASE

G-III APPAREL GROUP AND INTER PARFUMS, INC. SIGN GLOBAL FRAGRANCE LICENSE FOR DONNA KARAN AND DKNY

New York, New York, September 30, 2021: G-III Apparel Group, Ltd. (NASDAQ GS: GIII) and Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that they have entered into a long-term global licensing agreement for the creation, development and distribution of fragrances and fragrance-related products under the iconic Donna Karan and DKNY brands. Inter Parfums, Inc. will take on the exclusive license, effective July 1, 2022.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. stated, “The Donna Karan and DKNY brands, which draw from the energy and attitude of New York City, are powerhouses in fashion and fragrance. These global lifestyle brands will make excellent additions to our portfolio. With this agreement, we are gaining several well-established and valuable fragrance franchises, most notably Donna Karan Cashmere Mist and DKNY Be Delicious, as well as a significant loyal consumer base around the world. Upon joining our portfolio, these brands will rank among our largest. We are also planning to launch new fragrances under these brands in 2023.”

Morris Goldfarb, Chairman and CEO of G-III Apparel Group, Ltd., parent of the Donna Karan and DKNY brands, stated, “The fragrance category enables our fashion brands to connect more broadly with a global consumer. Inter Parfums ability to develop fragrances for an impressive portfolio of brands, combined with their extensive worldwide distribution capabilities, are a testament to their leadership position in the fragrance market. G-III is very pleased to partner with Inter Parfums in the next chapter of developing fragrance for our Donna Karan and DKNY brands.”

ABOUT G-III APPAREL GROUP, LTD.

G-III designs, sources and markets apparel and accessories under owned, licensed and private label brands. G-III’s substantial portfolio of more than 30 licensed and proprietary brands is anchored by five global power brands: DKNY, Donna Karan, Calvin Klein, Tommy Hilfiger and Karl Lagerfeld Paris. G-III’s owned brands include DKNY, Donna Karan, Vilebrequin, G.H. Bass, Eliza J, Jessica Howard, Andrew Marc and Marc New York. G-III has fashion licenses under the Calvin Klein, Tommy Hilfiger, Karl Lagerfeld Paris, Kenneth Cole, Cole Haan, Guess?, Vince Camuto, Levi's and Dockers brands. Through its team sports business, G-III has licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League and over 150 U.S. colleges and universities. G-III also distributes directly to consumers through its DKNY, Karl Lagerfeld Paris and Vilebrequin stores and its digital channels for the DKNY, Donna Karan, Vilebrequin, Karl Lagerfeld Paris, Andrew Marc, Wilsons Leather and G.H. Bass brands.

Statements concerning G-III's business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are "forward-looking statements" as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, risks related to the COVID-19 outbreak, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, risks related to our indebtedness, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, risks related to G-III’s ability to reduce the losses incurred in its retail operations, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions, the impact on G-III’s business of the imposition of tariffs by the United States government and business and general economic conditions, as well as other risks detailed in G-III's filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

ABOUT INTER PARFUMS

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contacts for G-III Apparel Group, Ltd.:

Saba Landmann, VP Global PR	Priya Trivedi, SVP Investor Relations and Treasurer
(212) 789-1535	(646) 473-5228
saba.landmann@g-iii.com	priya.trivedi@g-iii.com
www.giii.com	www.giii.com

Contacts for Inter Parfums, Inc.:

Russell Greenberg, Exec. VP & CFO	Investor Relations Counsel
(212) 983-2640	The Equity Group Inc.
rgreenberg@interparfumsinc.com	Devin Sullivan (212) 836-9608/dsullivan@equityny.com
www.interparfumsinc.com	Linda Latman (212) 836-9609/llatman@equityny.com
www.theequitygroup.com